                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2000

                               Dime Bancorp, Inc.
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             (Exact Name of Registrant as Specified in its Charter)

          Delaware                     001-13094                      11-3197414
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(State or Other Jurisdiction)        (Commission               (IRS Employer
                                     File Number)            Identification No.)

     589 Fifth Avenue
     New York, New York                                                10017
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(Address of Principal Executive Offices)                             (Zip Code)

Registrant's telephone number, including area code: (212) 326-6170

                                 Not applicable
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          (Former Name or Former Address, if Changed Since Last Report)

Item 5.  Other Events.

         On September 15, 2000, Dime Bancorp, Inc. issued the following press release:

September 15, 2000
00/29

FOR IMMEDIATE RELEASE

                  DIME ANNOUNCES PROFIT IMPROVEMENT INITIATIVES

      Sale of Up to $2 Billion in Securities; $50 Million Expense Reduction

NEW YORK -- September 15, 2000 -- Dime Bancorp, Inc. (NYSE:DME) announced today profit improvement initiatives, including the sale of approximately $2 billion of its securities portfolio and a series of actions intended to reduce annual expenses by $50 million. The cost reductions, which are expected to have a positive effect on 2001 earnings, are estimated to result in a restructuring charge of approximately $38 million, pre-tax. A substantial portion of the charge will be taken in the third quarter.

Tony Terracciano, Chairman of Dime, said, "Dime has made significant strides in improving its performance and executing its strategy to become more commercial bank-like. These include sixteen consecutive quarters of increased operating earnings and changing its loan mix, as well as increasing core deposits.
However, in order to compete effectively in tomorrow's environment, an institution must use a combination of smart technology and an efficient organizational structure that is highly-focused on increasing revenues and building stockholder value. These profit improvement initiatives are designed to improve our productivity while positioning Dime to take full advantage of new technology to deliver a more extensive product set and higher levels of satisfaction to our customers."

Lawrence J. Toal, Chief Executive Officer of Dime, commented, "The planned sale of investment securities and expense reduction initiatives are a follow-on to our recently completed review of strategic alternatives. Our cost reduction efforts are focused on improving earnings through operational efficiencies while protecting existing revenues and maintaining a solid base for continued growth.
At the same time, the portfolio repositioning should improve our net interest margin and interest rate risk profile as well as free up capital for our business banking and consumer banking businesses--operations that we have identified as having higher growth opportunities."

                                     -more-

                                      -2-

As part of its cost reduction efforts, the company will eliminate approximately
400 positions prior to year-end through a combination of attrition, a voluntary reduction program and staff reductions. Approximately three-quarters of the positions being eliminated are in the Dime's banking subsidiary, The Dime
Savings Bank of New York, FSB, with an emphasis on reducing management and staff positions in support units. Dime is also consolidating selected operational functions and facilities. Dime has approximately 6,500 Full Time Equivalent employees, including 3,800 FTEs in North American Mortgage Company, its mortgage banking subsidiary.

Reflecting the planned sale, Dime's securities portfolio would be reduced to $2 billion, or approximately half of the securities portfolio at June 30, 2000.
Dime said that the sale would not affect stockholders' equity, but would result in a one-time charge of approximately $87 million, pre-tax, in the 2000 third quarter.

At June 30, 2000, Dime had assets of $25.3 billion, deposits of $14.3 billion, and stockholders equity of $1.6 billion. Dime Bancorp is the parent company of
Dime Savings Bank (www.dime.com), a regional bank serving consumers and businesses through 127 branches located throughout the greater New York City metropolitan area. Directly and through North American Mortgage Company
(www.namc.com), Dime also provides consumer loans, insurance products and mortgage banking services throughout the United States.

         Certain statements in Dime's press releases may be forward-looking. A variety of factors could cause Dime's actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the actions mentioned above, as well as the operations, performance, development, and results of Dime's business, include litigation, interest rate movements, competition from both financial and non-financial institutions, changes in applicable laws and regulations, the timing and occurrence (or non-occurrence)
of transactions and events that may be subject to circumstances beyond Dime's control and general economic conditions.

                                      # # #

CONTACT:

Abernathy MacGregor Group, New York                     Dime
Mike Pascale/Rhonda Barnat                              Franklin L. Wright
(212) 317-5999                                          (212) 326-6170

                                      -3-

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                            DIME BANCORP, INC.

                                            By:   /s/ James E. Kelly
                                               ---------------------------------
                                               Name:  James E. Kelly
                                               Title: General Counsel

Date: September 15, 2000